PRESS RELEASE February 24, 2011	For Immediate Release Contact: Tim Clayton Chief Financial Officer email: tclayton@sajan.com phone: 715-426-9505

Sajan, Inc. Announces Fourth Quarter and Year 2010
Financial Results

Q4 Revenues grow 14%; Year to date revenues increase 26%

RIVER FALLS, WI- February 24, 2011- Sajan, Inc., (SAJA.PK) a provider of global language services and cloud-based translation management software, today reported financial results for quarter and year ended December 31, 2010.

Revenues for the quarter ended December 31, 2010 were $4.4 million, which represented an increase of 14% over revenues for the quarter ended December 31, 2009 of $3.9 million.  The net loss for the fourth quarter of 2010 was approximately $420,000, or $0.03 per share, compared to net loss of approximately $222,000 or $0.04 per share for the same quarter last year.  Financial results included non-cash expense related to stock options of approximately $68,000 or $0.00 per share in the three months ended December 31, 2010 compared to approximately $16,000 or $0.00 per share in the three month period ended December 31, 2009.  The results for the quarter ended December 31, 2010 also included a $62,000 non-cash expense related to adjustment of deferred tax accounts.

For the year ended December 31, 2010, revenues were $16.0 million which represented a 26% increase over revenues for the same period in 2009 of $12.7 million.  The net loss for the year ended December 31, 2010 was approximately $3.0 million or $0.20 per share, compared to net loss of $1.1 million or $0.19 per share for the twelve month period ended December 31, 2009.

Financial results for the year ended December 31, 2010 included non-cash expenses related to stock option expenses of approximately $585,000 or $0.04 per share compared to approximately $112,000 or $0.02 per share, in the prior year. In addition, the results for the year ended December 31, 2010 include approximately $540,000, or $0.04 per share of legal, accounting and investment banking fees, associated with the February merger with MathStar, Inc.

Conference Call Details
The Company's investors will have the opportunity to listen to management's discussion of its business operations, financial results and growth strategies on a conference call today at 10:30 a.m. CT. The Company invites all those interested to join the call by dialing 800-369-2186 and entering access code 5020713.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and until 6:00 p.m. CT on March 3, 2011 by dialing 800-839-2313.

About Sajan

Sajan is a leading provider of global language translation and localization services, helping clients around the world expand seamlessly into any global market.  The foundation of our solution is our industry leading language translation management system technology - GCMSTM  - which provides process automation and innovative multilingual content reuse to provide schedule predictability, higher quality and cost efficiencies to our clients. By working closely with our clients, Sajan’s experienced team of localization professionals develop tailored solutions which provide flexibility to any large or small business who truly desire to “think globally, but act locally.” Based out of the United States, we also have offices in Ireland, Spain and India. Sajan is publicly traded on the NASDAQ under the symbol SAJA.OB. Learn more about Sajan at www.sajan.com.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company's Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission, the Company's press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "aim," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the Company's Current Report on Form 8-K and Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 24, 2010 and March 31, 2010, respectively, under the heading "Item 1A. Risk Factors".  The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Sajan, Inc., Subsidiaries, and Affiliate
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues	$4,438,829	$3,895,749	$15,990,596	$12,726,202
Cost of revenues	2,861,710	2,201,952	9,476,046	7,001,531
Gross profit	1,577,119	1,693,797	6,514,550	5,724,671
Sales and marketing	435,002	723,964	3,006,396	3,173,870
Research and development	428,085	248,866	1,716,461	760,472
General and administrative	832,250	653,013	3,826,454	2,007,559
Depreciation and amortization	215,110	267,340	897,770	943,318
Loss from Operations	(333,328)	(199,386)	(2,932,531)	(1,160,548)
Other expense, net	(23,907)	(81,920)	(93,286)	(234,554)
Loss before income taxes	(357,235)	(281,306)	(3,025,817)	(1,395,102)
Income tax expense (benefit)	62,311	(59,556)	-	308,113
Net loss attributable to Sajan, Inc.	$(419,545)	$(221,750)	$(3,025,817)	$(1,086,989)
Loss per common share – Basic and diluted	$(0.03)	$(0.04)	$(0.20)	$(0.19)
Weighted average shares outstanding – Basic and diluted	16,009,331	5,686,250	14,999,186	5,686,250

Sajan, Inc., Subsidiaries, and Affiliate
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$1,903,229	$120,493
Restricted cash	1,000,000	-
Receivables, net	3,267,120	2,871,005
Other current assets	818,821	955,401
Total current assets	6,989,170	3,946,899
Property and equipment, net	747,540	3,349,556
Other assets, net	667,495	1,238,394
Total assets	$8,404,205	$8,534,849
Liabilities and Stockholders' Equity
Current liabilities
Payables	$1,969,094	$901,213
Notes Payable	1,250,000	1,292,973
Other current liabilities	1,701,307	1,841,349
Total current liabilities	4,920,401	4,035,535
Long-term liabilities	750,000	3,037,378
Total liabilities	5,670,401	7,072,913
Stockholders' equity	2,733,804	1,243,735
Non-controlling interest in subsidiary and affiliate	-	218,201
Total equity	2,733,804	1,461,936
Total liabilities and stockholders' equity	$8,404,205	$8,534,849

(1) MathStar and Sajan consolidated as of February 24, 2010, River Valley Business Center, LLC deconsolidated as of February 23, 2010, and Sajan India Software Private Limited consolidated as of June 1, 2009.

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